Exhibit 23.6
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Legacy Healthcare Properties Trust Inc.:
We consent to the use of our report dated April 9, 2010, with respect to the consolidated statements of financial position of WSL Holdings IV, LLC (a Delaware limited liability company) and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, members’ deficit, and cash flows for each for the years in the three-year period ended December 31, 2009, included herein and to the reference to our firm under the heading “Experts” in the preliminary prospectus.
/s/ KPMG LLP

August 18, 2010
Chicago, Illinois